INCORPORATED UNDER THE LAWS OF THE STATE OF WYOMING

CUSIP NO. 984161109

XSPORT GLOBAL HOLDINGS

NUMBER

SHARES

THIS CERTIFIES THAT

IS THE RECORD HOLDER OF

FULLY PAID AND NON ASSESSABLE SHARES OF COMMON STOCK PAR VALUE $0.001 EACH OF

XSPORT GLOBAL, INC., transferable on the books of the corporation by the holder hereof, in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid unless countersigned by an authorized representative of the Transfer Agent.

IN WITNESS WHEREOF, the said Corporation has caused this Certificate to be signed by its duly authorized Officers, certified with the seal of the Corporation.

Dated:

ROBERT FINIGAN - CHIEF EXECUTIVE OFFICER

MAURICE DURSCHLAG - SECRETARY

XSPORT GLOBAL, INC.
CORPORATE
Seal
WYOMING

Countersigned & Registered:

By ____________
Authorized Signature - Direct Transfer
Morrisville, NC • (919) 481-4000